Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	March 22, 2016
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER 2015 NET INCOME AND 2015 ANNUAL OPERATING RESULTS

Highlights

•

Net income for the twelve months ended December  31, 2015 totaled $4.5 million and increased $4.0 million compared to net income of $479,000 for the twelve months ended December  31, 2014.  Net income for the twelve months ended December 31, 2015 included a $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance that occurred in the fourth quarter.

•	Net interest income totaled $9.8 million for the year ended December 31, 2015 and increased $1.1 million, or 12.3%, compared to $8.7 million for the year ended December 31, 2014.

•	Net loan balances totaled $297.1 million at December 31, 2015, and increased by $40.0 million, or 15.6%, over loan balances at December 31, 2014.

•

The ratio of ALLL to nonperforming loans improved to 464.6% at December 31, 2015, compared to 408.0% at December 31, 2014.  Nonperforming loans to total loans improved to 0.47% at December 31, 2015 compared to 0.59% at December 31, 2014.

Worthington, Ohio – March 22, 2016  – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended December  31, 2015 totaled $3.4 million and increased $3.1 million, compared to net income of $309,000 for the three months ended December  31, 2014.  The increase in net income was due to a $3.2 million credit to income tax expense as a result of the reversal of a  deferred tax valuation allowance, a $25,000 decrease in provision expense, and a $170,000 decrease in noninterest expense, partially offset by a  $238,000 decrease in noninterest income.

Net income attributable to common stockholders for the three months ended December 31, 2015, totaled $3.2 million, or $0.15 per diluted common share, and increased $3.1 million, compared to net income attributable to common stockholders of $121,000, or $0.01 per diluted common share, for the three months ended December 31, 2014.  For the three months ended December 31, 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000 compared to $188,000 for the three months ended December 31, 2014.

Net income for the twelve months ended December 31, 2015 totaled $4.5 million and increased $4.0 million compared to net income of $479,000 for the twelve months ended December 31, 2014.  The increase in net income was due to a $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance, a $1.1 million increase in net interest income and a $28,000 decrease in provision expense, partially offset by a $144,000 decrease in noninterest income and a $154,000 increase in noninterest expenses.

Net income attributable to common stockholders totaled $3.6 million, or $0.20 per diluted common share, for the year ended December 31, 2015, compared to net income attributable to common stockholders of $58,000, or $0.00 per diluted common share, for the year ended December 31, 2014.  The dividend and accretion of discount on the Series B preferred stock decreased the net income attributable to the common stockholders by $857,000 for the year ended December 31, 2015 compared to $421,000 for the year ended December 31, 2014 (during which the Series B Preferred Stock was outstanding for only approximately six months).

Timothy T. O’Dell, CEO, commented,  “We are pleased with our results for the fourth quarter and for the progress achieved in 2015, particularly with respect to our earnings trajectory and improvements in credit quality, along with loan and core deposit growth which compares favorably to peers.  Our business and loan pipelines are solid which we believe should translate into continued quality loans and deposit business along with revenue growth.  We continue to progress in our evolution into a full service Business and Commercial Bank model.  Our Business model which focuses on building long term relationships with entrepreneurs and closely held businesses along with providing direct access to decision makers has been well received by business customers.  We believe that we are well positioned as we move forward to continue to attract quality business and business customers”.

Overview of Results

Net interest income.  Net interest income totaled $2.5 million for the quarter ended December 31, 2015 and decreased $30,000, or 1.2%, compared to $2.5 million for the quarter ended December 31, 2014.  The decrease in net interest income was primarily due to a $124,000, or 4.1%, increase in interest income, offset by a $154,000, or 29.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $25.4 million, or 8.8%, increase in average interest-earning assets outstanding, partially offset by a 18bps decrease in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $27.9 million, or 11.7%, increase in average interest-bearing liabilities outstanding and a 14bps increase in the average cost of funds on interest bearing liabilities.  As a result, the net interest margin of 3.13% for the quarter ended December 31, 2015 decreased 31bps compared to the net interest margin of 3.44% for the quarter ended December 31, 2014.

Net interest income totaled $9.8 million for the year ended December 31, 2015 and increased $1.1 million, or 12.3%, compared to $8.7 million for the year ended December 31, 2014.  The increase in net interest income was primarily due to a $1.8 million, or 16.9%, increase in interest income, partially offset by a $719,000, or 38.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $41.9 million, or 15.9%, increase in average interest-earnings assets outstanding, and a 3bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $39.0 million, or 17.7%, increase in average interest-bearing liabilities outstanding and a 15bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.21% for the year ended December 31, 2015 decreased 10bps compared to the net interest margin of 3.31% for the year ended December 31, 2014.

Robert E. Hoeweler, Chairman of the Board, added “The fourth  quarter of 2015, was our seventh consecutive quarter of profitability since the recap was accomplished.  We feel extremely pleased with what our team has been able to accomplish and look forward to capitalizing on the business and growth opportunities ahead in 2016”.

Provision for loan losses.  The provision for loan losses totaled $50,000 for the quarter ended December 31, 2015 and decreased $25,000, or 33.3%, compared to $75,000 for the quarter ended December 31, 2014.  The decrease in the provision for loan losses for the quarter ended December 31, 2015 was primarily due to a continued decrease in historical loss rates, minimal charge-offs for the quarter and continually improving coverage ratios.  Net recoveries for the quarter ended December 31, 2015 totaled $48,000 compared to net charge-offs of $15,000 for the quarter ended December 31, 2014.  The ratio of the ALLL to nonperforming loans improved to 464.6% as of December 31, 2015.

The provision for loan losses totaled $250,000 for the twelve months ended December 31, 2015 and decreased $28,000, or 10.1%, compared to $278,000 for the twelve months ended December 31, 2014.  The decrease in the provision for loan losses for the year ended December 31, 2015 was primarily due to improved credit quality, a continued decrease in historical loss rates, net recoveries and improving coverage ratios.  Net recoveries for the year ended December 31, 2015 totaled $54,000 and decreased $255,000 compared to net recoveries of $309,000 for the year ended December 31, 2014.  The variance in net recoveries is primarily due to a large commercial real estate loan recovery in 2014.

Noninterest income.  Noninterest income for the quarter ended December 31, 2015 totaled $205,000 and decreased $238,000, or 53.7%, compared to $443,000 for the quarter ended December 31, 2014. The decrease was primarily due to a $212,000 decrease in net gains on sales of loans, partially offset by a $28,000 increase in service charges on deposit accounts.  The decrease in the net gains on sales of loans was primarily due to lower sales activity.  The increase in service charges on deposit accounts was related to increased deposit growth and account relationships.

Noninterest income for the year ended December 31, 2015 totaled $1.3 million, and decreased $144,000, or 9.7%, compared to $1.5 million for the year ended December 31, 2014.  The decrease was primarily due to  a $211,000 decrease in net gains on sales of loans, partially offset by a $79,000 increase in service charges on deposit accounts.  The decrease in the net gains on sales of loans was primarily due to lower sales activity.  The increase in service charges on deposit accounts was related to increased deposit growth and account relationships.

Noninterest expense.  Noninterest expense decreased $170,000, or 6.7%, and totaled $2.4 million for the quarter ended December 31, 2015, compared to $2.5 million for the quarter ended December 31, 2014. The decrease in noninterest expense during the three months ended December 31, 2015 was primarily due to a $66,000 decrease in professional fees, a $50,000 decrease in advertising and promotion expenses, and a $35,000 decrease in foreclosed asset related expenses, partially offset by a $35,000 increase in salaries and benefit expenses.  The decrease in professional fees was due to lower legal expenses incurred, and less reliance on consulting services in the fourth quarter of 2015 since various projects had been completed. Advertising and promotion expenses declined due to less advertising incurred and the timing of promotional activities.  Foreclosed asset related expenses decreased primarily due to higher costs during the fourth quarter of 2014 for maintenance and light rehabilitation work.  Salaries and benefit expenses increased primarily due to an increase in personnel in the credit administration and operations areas.

Noninterest expense for the year ended 2015 totaled $9.6 million and increased $154,000, or 1.6%, compared to the $9.5 million recognized in 2014.  The overall increase in operating expenses is primarily attributed to a $308,000 increase in salaries and employee benefits, a $157,000 increase in data processing expenses, and a $125,000 increase in loan expense, partially offset by a $261,000 decrease in professional fees and a $191,000 decrease in foreclosed asset related expenses. Salaries and benefit expenses increased primarily due to an increase in personnel in the credit administration, operations and treasury management areas.  The increase in data processing expenses was driven by expanded information technology services associated with the Company’s growth and expansion, along with investments in our infrastructure.  The increase in loan expense was primarily due to increased expenses incurred to obtain updated appraisals on certain loans coupled with other related loan costs.  Professional fees decreased due to lower consulting fees than the prior year as various projects were completed, while the decrease in foreclosed asset expense was a result of lower maintenance costs required from the prior year.

Balance Sheet Activity

General.  Assets totaled $351.3 million at December 31, 2015 and increased $35.7 million, or 11.3%, from $315.6 million at December 31, 2014.  The increase was primarily due to a $40.0 million increase in net loan balances, partially offset by a $2.6 million decrease in loans held for sale and a $2.3 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $25.9 million at December 31, 2015, and decreased $2.3 million, or 8.2%, from $28.2 million at December 31, 2014.  The decrease in cash and cash equivalents was primarily due to funding loan growth.

Securities.  Securities available for sale totaled $9.4 million at December 31, 2015, and decreased $1.1 million, or 10.3%, compared to $10.4 million at December 31, 2014.  The decrease was due to maturities, repayments and an early redemption of a $885,000 municipal security.

Loans.    Net loans totaled $297.1 million at December 31, 2015, and increased $40.0 million, or 15.6%, from $257.1 million at December 31, 2014. The increase was primarily due to a $30.5 million increase in single-family loan balances, a $5.4 million increase in commercial real estate loan balances, a $4.9 million increase in home equity lines of credit balances, and a $1.0 million increase in construction loan balances, partially offset by a $2.8 million decrease in commercial loan balances.  The increase in single-family residential loan balances was primarily attributed to an increase in balances associated with our Northpointe mortgage program.  The increase in home equity lines of credit, construction loans and multi-family loans was due to increased sales activity, coupled with draws on existing lines or construction loans.  The decline in commercial loan balances was primarily due to loan repayments.

Allowance for loan losses (ALLL).    The allowance for loan losses totaled $6.6 million at December 31, 2015, and increased $304,000, or 4.8%, from $6.3 million at December 31, 2014.  The increase in the ALLL is due to a combination of factors including a 15.3% increase in overall loan balances and net recoveries during the twelve months ended December 31, 2015, which was partially offset by continued improvement in credit quality and a 8.0% decrease in nonperforming loans.  The ratio of the ALLL to total loans was 2.18% at December 31, 2015, compared to 2.39% at December 31, 2014.  In addition, the ratio of the ALLL to nonperforming loans improved to 464.6% at December 31, 2015, compared to 408.0% at December 31, 2014.

Foreclosed assets.  Foreclosed assets totaled $1.6 million at December 31, 2015 and remained constant compared to $1.6 million at December 31, 2014.  Foreclosed assets at December 31, 2015 and December 31, 2014 consisted of one multi-family property in Mansfield, Ohio.  The level of foreclosed assets and charges to foreclosed assets expense may increase in the future as we increase our workout efforts related to foreclosed assets, nonperforming loans and other loans with credit issues.

Deposits.  Deposits totaled $290.5 million at December 31, 2015, an increase of $32.2 million, or 12.4%, from $258.3 million at December 31, 2014.  The increase is primarily attributed to a $21.2 million increase in money market account balances, a $5.8 million increase in certificate of deposit account balances, a $5.9 million increase in noninterest checking account balances, partially offset by a $310,000 decrease in savings account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.

Stockholders’ equity.    Stockholders’ equity totaled $38.3 million at December 31, 2015, an increase of $3.8 million, or 11.0%, from $34.5 million at December 31, 2014.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividend paid on the Company’s Series B Preferred Stock.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

Changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Year Ended
	December 31,			December 31,
	2015	2014	% change	2015	2014	% change

Total interest income	$3,135	$3,011	4%	$12,405	$10,611	17%
Total interest expense	684	530	29%	2,608	1,889	38%
Net interest income	2,451	2,481	-1%	9,797	8,722	12%

Provision for loan losses	50	75	-33%	250	278	-10%
Net interest income after provision for loan losses	2,401	2,406	0%	9,547	8,444	13%

Noninterest income
Service charges on deposit accounts	132	104	27%	491	412	19%
Net gain on sales of loans	(32)	180	-118%	325	536	-39%
Net gain on sale of securities	-	-	n/m	(12)	-	n/m
Other	105	159	-34%	544	544	0%
Noninterest income	205	443	-54%	1,348	1,492	-10%

Noninterest expense
Salaries and employee benefits	1,149	1,114	3%	4,753	4,445	7%
Occupancy and equipment	131	140	-6%	533	571	-7%
Data processing	268	243	10%	1,054	897	18%
Franchise and other taxes	78	64	22%	318	214	49%
Professional fees	280	346	-19%	956	1,217	-21%
Director fees	51	58	-12%	150	122	23%
Postage, printing and supplies	27	43	-37%	198	233	-15%
Advertising and promotion	20	70	-71%	145	110	32%
Telephone	33	29	14%	119	112	6%
Loan expenses	54	55	-2%	207	82	152%
Foreclosed assets, net	45	80	-44%	137	328	-58%
Depreciation	54	53	2%	211	232	-9%
FDIC premiums	108	115	-6%	421	384	10%
Regulatory assessment	3	47	-94%	131	167	-22%
Other insurance	30	31	-3%	121	130	-7%
Other	39	52	-25%	157	213	-26%
Noninterest expense	2,370	2,540	-7%	9,611	9,457	2%

Income (loss) before income taxes	236	309	-24%	1,284	479	168%
Income tax expense (benefit)	(3,193)	-	n/m	(3,193)	-	n/m
Net Income (loss)	$3,429	$309	1010%	$4,477	$479	835%
Dividends on Series B preferred stock and accretion of discount	(214)	(188)	14%	(857)	(421)	104%
Earnings (loss) attributable to common stockholders	$3,215	$121	2557%	$3,620	$58	6141%

Share Data
Basic earnings (loss) per common share	$0.20	$0.01		$0.23	$0.00
Diluted earnings (loss) per common share	$0.15	$0.01		$0.20	$0.00

Average common shares outstanding - basic	15,957,377	15,823,710		15,857,127	15,823,710
Average common shares outstanding - diluted	22,820,088	15,831,154		22,722,742	15,853,989

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2015	2015	2015	2015	2014
Assets
Cash and cash equivalents	$25,895	$20,101	$28,293	$23,894	$28,207
Interest-bearing deposits in other financial institutions	-	494	494	494	494
Securities available for sale	9,368	11,573	9,135	9,385	10,445
Loans held for sale	889	673	1,992	2,412	3,505
Loans	303,684	289,956	290,640	272,701	263,401
Less allowance for loan losses	(6,620)	(6,522)	(6,480)	(6,442)	(6,316)
Loans, net	297,064	283,434	284,160	266,259	257,085
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,636
Premises and equipment, net	3,609	3,657	3,691	3,731	3,775
Bank owned life insurance	4,797	4,763	4,730	4,697	4,665
Accrued interest receivable and other assets	6,093	3,169	3,240	3,472	3,834
Total assets	$351,293	$331,442	$339,313	$317,922	$315,588

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$42,926	$29,664	$31,549	$28,310	$37,035
Interest bearing	247,541	244,150	250,500	232,428	221,280
Total deposits	290,467	273,814	282,049	260,738	258,315
Short-term Federal Home Loan Bank advances
FHLB advances	14,500	14,500	14,500	14,500	14,500
Other secured borrowings	-	-	-	-	-
Advances by borrowers for taxes and insurance	656	311	280	301	401
Accrued interest payable and other liabilities	2,203	2,537	2,383	2,574	2,708
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	312,981	296,317	304,367	283,268	281,079

Stockholders' equity	38,312	35,125	34,946	34,654	34,509
Total liabilities and stockholders' equity	$351,293	$331,442	$339,313	$317,922	$315,588

Consolidated Financial Highlights

	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2015	2015	2015	2015	2014	2015	2014

Earnings (loss)
Net interest income	$2,451	$2,454	$2,456	$2,436	$2,481	$9,797	$8,722
Provision for loan losses	$50	$50	$75	$75	$75	$250	$278
Noninterest income	$205	$324	$464	$355	$443	$1,348	$1,492
Noninterest expense	$2,370	$2,398	$2,378	$2,465	$2,540	$9,611	$9,457
Net Income (loss)	$3,429	$330	$467	$251	$309	$4,477	$479
Dividends on Series B preferred stock and accretion of discount	$(214)	$(214)	$(215)	$(214)	$(188)	$(857)	(421)
Earnings (loss) available to common stockholders	$3,215	$116	$252	$37	$121	$3,620	$58
Basic earnings (loss) per common share	$0.20	$0.01	$0.02	$0.00	$0.01	$0.23	$0.00
Diluted earnings (loss) per common share	$0.15	$0.01	$0.02	$0.00	$0.01	$0.20	$0.00

Performance Ratios (annualized)
Return on average assets	4.06%	0.40%	0.57%	0.32%	0.40%	1.36%	0.17%
Return on average equity	39.05%	3.77%	5.37%	2.90%	3.59%	12.84%	1.67%
Average yield on interest-earning assets	4.00%	4.06%	4.08%	4.13%	4.18%	4.06%	4.03%
Average rate paid on interest-bearing liabilities	1.03%	1.03%	1.01%	0.94%	0.89%	1.00%	0.85%
Average interest rate spread	2.97%	3.03%	3.07%	3.19%	3.29%	3.06%	3.18%
Net interest margin, fully taxable equivalent	3.13%	3.17%	3.22%	3.33%	3.44%	3.21%	3.31%
Efficiency ratio	89.23%	86.32%	81.44%	87.94%	86.87%	86.14%	92.59%
Noninterest expense to average assets	2.80%	2.87%	2.89%	3.13%	3.26%	2.92%	3.31%

Capital
Core capital ratio (1)	11.12%	10.82%	10.85%	11.17%	11.03%	11.12%	11.03%
Total risk-based capital ratio (1)	13.67%	13.77%	13.14%	13.49%	14.18%	13.67%	14.18%
Tier 1 risk-based capital ratio (1)	12.40%	12.50%	11.88%	12.23%	12.92%	12.40%	12.92%
Common equity tier 1 capital to risk weighted assets (1)	12.40%	12.50%	11.88%	12.23%	N/A	12.40%	N/A
Equity to total assets at end of period	10.91%	10.60%	10.30%	10.90%	10.93%	10.91%	10.93%

Book value per common share	$1.64	$1.46	$1.45	$1.43	$1.42	$1.64	$1.42
Tangible book value per common share	$1.64	$1.46	$1.45	$1.43	$1.42	$1.64	$1.42
Period-end market value per common share	$1.32	$1.34	$1.31	$1.40	$1.22	$1.32	$1.22
Period-end common shares outstanding	16,024,210	15,823,710	15,823,710	15,823,710	15,823,710	16,024,210	15,823,710
Average basic common shares outstanding	15,957,377	15,823,710	15,823,710	15,823,710	15,823,710	15,857,127	15,823,710
Average diluted common shares outstanding	22,820,088	15,832,106	15,836,192	15,831,154	15,831,154	22,722,742	15,853,989

Asset Quality
Nonperforming loans	$1,425	$1,492	$1,538	$2,007	$1,548	$1,425	$1,548
Nonperforming loans to total loans	0.47%	0.51%	0.53%	0.74%	0.59%	0.47%	0.59%
Nonperforming assets to total assets	0.87%	0.94%	0.94%	1.15%	1.01%	0.87%	1.01%
Allowance for loan losses to total loans	2.18%	2.25%	2.23%	2.36%	2.39%	2.18%	2.39%
Allowance for loan losses to nonperforming loans	464.56%	437.13%	421.33%	320.98%	408.01%	464.56%	408.01%
Net charge-offs (recoveries)	$(48)	$8	$37	$(51)	$15	$(54)	$(309)
Annualized net charge-offs (recoveries) to average loans	(0.07%)	0.01%	0.05%	(0.08%)	0.02%	(0.02%)	(0.13%)

Average Balances
Loans	$280,169	$280,710	$276,731	$262,753	$251,369	$275,091	$235,971
Assets	$338,095	$334,067	$329,230	$315,345	$311,491	$329,184	$285,726
Stockholders' equity	$35,127	$35,018	$34,781	$34,586	$34,465	$34,878	$28,706

(1) Regulatory capital ratios of CFBank